Exhibit 99.1

Leigh Elkolli Promoted to Chief Financial Officer

Sydney, Australia and San Diego, California (Friday, 4 January 2019 - AEDT) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”), a leader in bioresorbable polymer technologies for vascular applications, announced the promotion of Leigh Elkolli to the position of Chief Financial Officer and Corporate Secretary, effective January 4, 2019.  She will replace Brandi Roberts, who served as REVA’s Chief Financial Officer and Corporate Secretary since August 2017 until her resignation effective January 4, 2019.  Ms. Elkolli joined REVA in August 2017 as Senior Director of Finance and Corporate Controller.

Ms. Elkolli has over 15 years of public accounting and finance experience in the life science industry. She joined REVA from Avidity Biosciences, a privately held biotechnology company, where she was Director of Finance. Ms. Elkolli started her career with Ernst & Young where she spent seven years in their assurance services practice serving public and private clients in the life science and technologies industries.

About REVA Medical

REVA Medical is a medical device company focused on the development and commercialization of bioresorbable polymer technologies for vascular applications. The Company’s products include the Fantom Encore and MOTIV bioresorbable vascular scaffolds for the treatment of coronary artery disease and below-the-knee peripheral artery disease, respectively. REVA is currently selling Fantom Encore in Germany, Switzerland, Austria, the Netherlands, Belgium, Luxembourg, Italy and Turkey. REVA is based in San Diego, California.

Fantom, Fantom Encore, MOTIV, and Tyrocore are trademarks of REVA Medical, Inc.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions, and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 7, 2018, and as updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Perpetuity Capital Pty Ltd	Buchan Consulting
Leigh Elkolli	Kim Jacobs	Rebecca Wilson
Chief Financial Officer	+61 438 217 279	+61 3 9866 4722
+1 858-966-3018	Andrew Cohen +61 408 333 452
David Schull
Russo Partners
+1 858-717-2310
david.schull@russopartnersllc.com

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability